Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of April 16, 2021 (the "Effective Date"), by and between Gulf Island Fabrication, Inc., a Louisiana corporation (the "Company") and Christian G. Vaccari ("Employee") (collectively the “Parties”).

In consideration of the respective agreements of the Company and Employee set forth below and other good and valuable consideration, the Company and Employee agree as follows:

1.Employment.  The Company shall employ Employee upon the terms and conditions set forth in this Agreement, which terms and conditions shall be effective as of the Effective Date.

2.Term of Employment.  This Agreement shall commence on the Effective Date and shall continue until April 15, 2022 (the “Employment Term”). Employee’s employment will terminate on April 15, 2022, unless terminated by either party at an earlier date.

3.Position and Duties.

(a)During the Employment Term, Employee will work remotely and will serve as “Consultant.” Employee will be a W-2 employee of the Company and will report directly to the Company’s President and Chief Executive Officer (“CEO”). Employee will provide needed services and support for Hornbeck, assist with the shutdown of facilities in Jennings and Lake Charles, and perform other duties and responsibilities, all given to him during the Employment Term by the President and CEO.

(b)During the Employment Term, Employee shall serve the Company faithfully and to the best of his ability in a diligent, trustworthy and professional manner and shall devote his business time, attention and efforts to the business of the Company.  During the Employment Term, Employee shall not serve as an employee, consultant, officer or director of, or otherwise perform services for compensation for, any other person or entity without the prior written consent of the President and CEO, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, Employee may participate in charitable and personal investment activities, so long as any such activities or services do not interfere with the performance of Employee's duties and responsibilities hereunder or otherwise violate the provisions hereof.

4.Compensation.

(a)During the Employment Term, Employee shall receive an annual base salary of $167,500 ("Base Salary"). This Base Salary shall be paid in accordance with the Company's normal payroll policies and procedures.

(b)During the Employment Term, Employee shall be entitled to participate in all employee health and welfare benefit plans and programs of the Company for which employees of the Company are generally eligible in accordance with the terms thereof.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(c)The Company shall reimburse Employee for all reasonable and necessary out-of-pocket business expenses incurred by him during the Employment Term in the performance of his duties and responsibilities hereunder, consistent with the Company's policies in effect from

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time to time with respect to travel, entertainment and other business expenses and subject to the Company's normal policies and procedures for expense verification and documentation.

(d)Employee has twenty-two days of accrued and unused vacation which must be used prior to December 31, 2021, or they will be lost. These vacation days will not roll over to 2022.  Employee shall not earn or be entitled to any additional vacation in 2022.

5.Confidential Information.

(a)Employee understands that during the course of his employment relationship with the Company and his new position as Consultant, Employee has and will continue to have access to valuable information relating to the business and operations of the Company that is non-public, confidential, proprietary, and/or trade secret in nature and would be particularly valuable to the Company’s competitors, and that the Company desires and makes efforts to safeguard the confidentiality of all such information. For purposes of this Agreement, “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company that is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company, whether produced by the Company or any of its consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including, without limitation, information relating to the Company’s salary information, benefit information, any special employment arrangements, personnel issues, financial matters, cash position, any plans that management may have concerning the operations of the Company in general or any specific department, any and all information regarding products and services, business plans, manuals, works of authorship, service techniques, processes, research and development methods or techniques, operating procedures, trade secrets, purchasing methods or practices, employment or personnel data, marketing strategies or techniques, financial information, employee lists,  customer lists, vendor lists, and internal notes and memoranda relating to any of the foregoing provided, however, that the term “Confidential Information” shall exclude (i) any information, knowledge or data which is publicly available from widely circulated information (unless such information has become publicly available due to Employee’s breach of his obligations under this Agreement) or was acquired prior to employment with the Company and (ii) information, knowledge or data provided to Employee by a third person who, by the provision of such information, knowledge or data, is not violating his own duty of confidentiality to the Company. This applies to all matters discussed in monthly sales meetings, annual review meetings, personnel meetings, and any other meetings where confidential or sensitive information is discussed.

(b)Employee agrees that during and after the termination of Employee's employment relationship with the Company, Employee will not communicate, divulge, or make available to any person or entity (other than the Company, its customers, or other entities or persons expressly authorized by the Company to receive such information) any of the aforementioned Confidential Information except upon the prior written authorization of the Company or as may be required by law or legal process. Employee further agrees that upon the termination of Employee's employment relationship, Employee will deliver promptly to the Company any such information in Employee's possession (whether in electronic or hard copy form), including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. If the provisions of any applicable law or the order of any court would require Employee to disclose

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or otherwise make available any such information, Employee shall provide the Company with prompt prior written notice of such required disclosure and a reasonable opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such information through the appropriate proceedings.  Employee also acknowledges and agrees that he is not authorized to access any Company information for any purpose other than furthering the business interests of the Company and Confidential Information shall not be forwarded to personal email addresses or third parties without the express written consent of the Company.  Employee also is not authorized to delete any such Confidential Information, Work Product (as defined below) or the business information of the Company (including all acquisition prospects, lists and contact information) prior to his termination.

(c)Employee may have certain rights under the Defend Trade Secrets Act of 2016, Pub. L. 114-153. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

(d)Employee acknowledges and agrees that the Company owns all right, title, and interest in and to all Work Product (as defined below).  Employee hereby assigns to the Company all right, title, and interest in and to all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patents, patent applications, all other proprietary information, and all similar or related information (in each case whether or not patentable or reduced to practice), all copyrights and copyrightable works, all trade secrets, Confidential Information, and know‑how, and all other intellectual property rights that both (i) are conceived, reduced to practice, developed, or made by Employee while employed or engaged by or on behalf of the Company, and (ii) either (a) relate to the Company's actual or anticipated business, research and development, or existing or future products or services, (b) are conceived, developed, contributed to, made, or reduced to practice by Employee (either solely or jointly with others) while providing services to the Company (including any intellectual property rights), or (c) results from any work performed by Employee for the Company ("Work Product").  Any copyrightable work prepared in whole or in part by Employee in the course of Employee's service to the Company shall be deemed a "work made for hire" under applicable copyright laws, and the Company shall own all right, title, and interest therein and thereto, including all intellectual property rights.  To the extent that any such copyrightable work is not a "work made for hire," Employee hereby assigns to the Company all right, title, and interest in and to such copyrightable work, including all intellectual property rights.  Upon request of the President and CEO, Employee shall promptly disclose such Work Product to the President and CEO and perform all actions reasonably requested by the President and CEO (whether during or after Employee's employment) to establish and/or confirm the Company’s ownership of the Work Product (including executing and delivering assignments, consents, powers of attorney, applications and other instruments and providing testimony).

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(e)Employee understands that the Company will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Without in any way limiting the provisions of this Section 5, Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than personnel and consultants of the Company who need to know such information in connection with their work for the Company) or use, except in connection with Employee's service to the Company, Third Party Information unless expressly authorized by the President and CEO in writing.  Employee shall not have the right to access any Third Party Information for any reason other than the furtherance of the Company’s business.

6.Noncompetition and Nonsolicitation.

(a)Employee understands and agrees that the Company has recently sold its shipyard business to Bollinger Houma Shipyards LLC, said business defined as: (a) fabricating newbuild marine vessels, (b) providing marine repair and maintenance services, and (c) performing marine vessel conversion projects to permit such vessel’s use for a different type of activity or enhance its capacity or functionality. Attachment “A” contains the restrictive covenants contained in the Asset Purchase Agreement that bind the Company per the terms therein. Employee acknowledges and agrees that he will abide by the restrictive covenants contained in Attachment “A” during the Employment Term, and that any failure to do so will result in Employee’s immediate termination.

7.Termination of Employment.  Employee's employment with the Company shall terminate upon the date (the "Termination Date") which is the earliest to occur of: (i) the date of the Company's termination of Employee's employment during the Employment Term at the direction of the President and CEO with or without Cause; (ii) the date of Employee's resignation from the Company;  (iii) the date of Employee's death or disqualifying disability (as defined under the Americans with Disabilities Act); or (iv) termination occurring at the expiration of the Employment Term. Except as otherwise provided herein, any termination of employment by the Company shall be effective as specified in a written notice from the President and CEO to Employee.

8.Payments upon Termination of Employment.

(a)In the event that Employee's employment with the Company is terminated without Cause (as defined below) prior to the expiration of the Employment Term, then Employee shall be entitled to receive the equivalent of his then Base Salary through the expiration of the Employment Term (the “Severance Period”), per the requirements of Section 9.

(b)If Employee's employment with the Company terminates during the Employment Term for any reason other than as a result of Employee's termination without Cause, then Employee shall only be entitled to receive Employee's Base Salary through the Termination Date and reimbursement for business expenses incurred prior to the Termination Date and shall not be entitled to any other salary, compensation or benefits from the Company thereafter, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required hereunder or by applicable law.

(c)The Company may terminate Employee’s employment for Cause during the Employment Term.  For purposes of this Agreement, the President and CEO shall have “Cause” to terminate Employee’s employment hereunder upon Employee’s:

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(i)failure to abide by reasonable rules and regulations governing the transaction of business of the Company as determined solely by the President and CEO;

(ii)commission of acts within employment with the Company amounting to gross negligence or intentional misconduct;

(iii)misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of providing services to the Company;

(iv)breach of any fiduciary duty or otherwise obtaining personal profit or benefit from any transaction which is adverse to the interests of the Company or to the protection or benefits of which the Company is entitled;

(v)commission of a felony or other crime involving moral turpitude; and/or

(vi)material violation of any term of this Agreement.

(d)The Parties agree that Employee’s 33,334 unvested restricted stock units will vest on March 8, 2022 regardless of Employee’s employment status.

9.Compliance; Release; Payment Terms.  Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to make any payments to Employee under Section 8 hereof unless Employee shall have signed a customary general release in favor of the Company, all applicable consideration periods and rescission periods provided by law shall have expired, and Employee has not committed a suspected breach of the terms of Section 5, 6, 10 and 11 hereof as of the dates of the payments.

10.Return of Records and Property.  Upon termination of his employment with the Company for any or no reason, Employee shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including, without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or the Company.

11.Employee's Cooperation.  During Employee’s employment and thereafter, Employee shall cooperate with the Company in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Employee's possession, all at times and on schedules that are reasonably consistent with Employee's other permitted activities and commitments). In the event the Company requires Employee's cooperation in accordance with this Section 11, the Company, as applicable, shall reimburse Employee solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

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12.Miscellaneous.

(a)Except as provided in this Section 12, all matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Louisiana.

(b)This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(c)No amendment or modification of this Agreement shall be deemed effective unless made in writing and executed and delivered by Employee and the Company.

(d)No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e)This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except as provided herein.  The Company may, without the consent of Employee, assign and/or transfer its rights and obligations under this Agreement to any corporation or other business entity to which the Company may sell or transfer all or substantially all of its assets, provided that such assignee or transferee assumes the Company's obligations hereunder in writing.  After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the "Company" for purposes of all terms and conditions of this Agreement, including this Section 12).

(f)This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

(g)The captions and section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(h)The Company shall be entitled to deduct or withhold from any amounts owing from the Company to Employee any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Employee's compensation or other payments from the Company (including, without limitation, wages and bonuses).

IN WITNESS WHEREOF, Employee and the Company have executed this Employment Agreement as of the date set forth in the first paragraph.

GULF ISLAND FABRICATION, INC.

By: /s/ Richard W. Heo	/s/ Christian G. Vaccari
Printed Name: Richard W. Heo	Christian G. Vaccari
Title: President and CEO

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Attachment “A”

Section 4.7 Restrictive Covenants

.  Sellers acknowledge that to induce Purchasers to enter into the transactions contemplated by this Agreement, Sellers must agree to certain restrictive covenants relating to the conduct of their business after the Closing.  Sellers further acknowledge that the Business is in a highly technical, competitive, and specialized industry, and that the customer and employee relationships are significant to the operation of the Business and provide it with a competitive advantage.

(a)During the Restricted Period, Sellers agree that that they will not directly or indirectly, for their own benefit or on behalf of another Person or to the Purchaser’s detriment:

(i)

Solicit any of the Business Employees unless (x) Purchasers provide written consent, (y) Purchasers terminated the employment of any such Business Employee, or (z) such Business Employees’ daily duties are to occur outside the Restricted Area;

(ii)

Solicit or divert, or attempt to divert, any customer or vendor (existing or prospective) for the construction, creation, repair, conversion or manufacture of any marine vessel during the Restricted Period and the twelve months prior to the Restricted Period, or to induce such party to terminate or cancel an arrangement or contract with any Purchaser.

(b)Sellers further agree, that within the Restricted Area during the Restricted Period, none of them will carry on or engage in, whether as an owner, manager, director, officer, partner, consultant, shareholder, member, agent, advisor, or in any other capacity, the design, construction, creation or manufacturing of marine vessels.   Sellers further agree that none of them will create or acquire any new corporate entity to engage in conduct that would be a breach of this section if Sellers engaged in such conduct.  Notwithstanding the foregoing, the completion of any vessel(s) under construction pursuant to the Specified Excluded Contracts; and any Seller’s exercise of a right under a Specified Excluded Contract shall not be considered a violation of this provision (collectively, the “Permitted Exceptions”).

(c)The parties agree that each of the restrictions set forth in this Agreement is reasonable in business description, time, and geographic scope.  The parties further agree that should a court determine that any restriction in this Agreement is unenforceable, such reformed restriction shall be deemed reformed to the minimum extent necessary to provide for its enforcement under applicable law.  The parties further agree that each of the restrictions set forth in this Agreement constitutes a separate restriction.

(d)For purposes of this Section 4.7, the following terms shall have the meaning set forth below:

(i)	“Restricted Period” shall mean the two-year period following the Closing Date.

(ii)	“Restricted Area” shall mean Terrebonne Parish, St. Mary Parish and Lafourche Parish of the State of Louisiana.

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Attachment “A”

(e)In the event any restriction (including any of the Restricted Areas) of this Section 4.7 is deemed by a court of competent jurisdiction (pursuant to Section 8.10) to be overly broad, such restriction shall be stricken from this Section 4.7 without affecting the enforceability of the remaining provisions.  In the event the entire restriction is deemed unenforceable by a court of competent jurisdiction, Section 4.7 in its entirety shall be considered stricken from this Agreement.

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